Exhibit 99.1

Jack Henry & Associates, Inc.	Analyst Contact:	Kevin D. Williams
663 Highway 60, P.O. Box 807		Chief Financial Officer
Monett, MO 65708		(417) 235-6652

	Media Contact:	Dennis Jones
Marketing Manager
(704) 357-0298

FOR IMMEDIATE RELEASE

Jacqueline R. Fiegel and Thomas A. Wimsett Named
To Jack Henry & Associates' Board of Directors
- Appointments expand board to include six independent
outside directors and three non-independent directors -

Monett, MO, - July 18, 2012 - Jack Henry & Associates, Inc. (NASDAQ: JKHY), a leading provider of technology solutions and payment processing services primarily for financial services organizations, today announced that on July 13, 2012 Jacqueline R. Fiegel and Thomas A. Wimsett were appointed to its Board of Directors as independent directors. Their appointments expand the board to include six independent outside directors and three non-independent directors.
Ms. Fiegel is senior executive vice president and chief operating officer of Oklahoma-based Coppermark Bank which she joined in 1976. She currently is a member of the board of Coppermark Bank and also serves as director and treasurer of both Coppermark Bancshares, Inc. and affiliate Coppermark Card Services, Inc.. Ms. Fiegel has served on the Oklahoma City Branch Board of the Federal Reserve Bank of Kansas City and currently serves on several business and civic boards including the Economic Club of Oklahoma, Oklahoma City University Alumni Association, and the YWCA, Oklahoma City. In 2008, Ms. Fiegel was named one of the U.S. Banker 25 Most Powerful Women in Banking and one of the 25 Women to Watch in 2009 and 2010. She received the Servant Leader Award from Oklahoma City University and the Alpha Phi Panhellenic Woman of the Year, and was named to the Circle of Excellence as a Journal Record Woman of the Year - 50 Making A Difference. Ms. Fiegel holds a bachelor's degree from Oklahoma City University and is a graduate of several banking schools. She resides in Oklahoma City with her husband, Christopher. Ms. Fiegel brings broad banking industry knowledge, financial management, technology and operations experience to the JKHY board.
Mr. Wimsett is the chairman and managing partner of Wimsett & Company, a payments consulting firm he formed in 2012, and is also chairman of Kentucky-based Town & Country Bank and Trust Company. He is a 29-year veteran of the payments industry, having begun his career with National Processing Company in 1983. While with NAP, Mr. Wimsett held a variety of key managerial positions with specific oversight for their check acceptance and merchant acquiring divisions, and served as NAP's president and CEO from 1999 to 2002. In 2003, Mr. Wimsett formed Iron Triangle Payment Systems (ITPS) in conjunction with GTCR, one of the largest private equity investors in the transaction processing industry. He served as chairman and CEO of ITPS (renamed NPC in 2006) until 2010 when the company was sold to Fifth Third Processing Solutions (now Vantiv). Mr. Wimsett is widely regarded as a leader in the payments industry and has actively served with multiple industry organizations including more than 10 years as a director or advisory board member of the Electronic Transaction Association (ETA), a Washington D.C.-based international trade association. He is a former director of NAP and MasterCard's U.S. Region Board. He served on Visa's Executive Acquirer Council, Discover Card's Acquirer Advisory Council, and on the Board of Advisors for the University of Louisville's School of Business. He remains involved with several local civic and philanthropic organizations. Mr. Wimsett holds a Bachelor's of Science in Business Administration degree from the University of Louisville and lives in Bardstown, Kentucky with his wife Rhonda and the youngest of their three children, James.

According to Jack Prim, CEO of Jack Henry & Associates, “We welcome Jacque and Tom to our board of directors and are anxious to leverage and benefit from their extensive knowledge of the financial services and payments industries. Their impressive backgrounds, experience, and work ethic will enable them to make immediate contributions to our evolving business strategy and performance. We are pleased to have filled these board seats with such highly qualified and enthusiastic members."

About Jack Henry & Associates, Inc.

Jack Henry & Associates, Inc. (NASDAQ: JKHY) is a leading provider of technology solutions and payment processing services primarily for financial services organizations. Its solutions serve more than 11,900 customers nationwide, and are marketed and supported through four primary brands. Jack Henry Banking™ supports banks ranging from de novo to mid-tier institutions with information processing solutions. Symitar® is the leading provider of information processing solutions for credit unions of all sizes. ProfitStars® provides highly specialized products and services that enable financial institutions of every asset size and charter, and diverse corporate entities to mitigate and control risks, optimize revenue and growth opportunities, and contain costs. iPay Technologies™ operates as a leading electronic bill pay provider supporting banks and credit unions with turnkey, highly configurable retail and small business electronic payment platforms.  Additional information is available at www.jackhenry.com.
Statements made in this news release that are not historical facts are forward-looking information.  Actual results may differ materially from those projected in any forward-looking information.  Specifically, there are a number of important factors that could cause actual results to differ materially from those anticipated by any forward-looking information.  Additional information on these and other factors, which could affect the Company's financial results, are included in its Securities and Exchange Commission (SEC) filings on Form 10-K, and potential investors should review these statements.  Finally, there may be other factors not mentioned above or included in the Company's SEC filings that may cause actual results to differ materially from any forward-looking information.